Exhibit 99.1

Fairchild Reports Results for the Third Quarter 2014

Fairchild (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the third quarter ended September 28, 2014. Fairchild reported third quarter sales of $381.1 million, up 3 percent from the prior quarter and 5 percent higher than the third quarter of 2013.

Fairchild reported a third quarter net loss of $1.0 million or $0.01 per diluted share compared to net income of $17.8 million or $0.14 per diluted share in the prior quarter and $12.1 million or $0.09 per diluted share in the third quarter of 2013. There were $31.7 million in restructuring expenses and other charges related to Fairchild’s manufacturing footprint consolidation included in the third quarter of 2014 results. Gross margin was 34.8 percent compared to 33.4 percent in the prior quarter and 31.5 percent in the year-ago quarter.

Fairchild reported third quarter adjusted gross margin of 35.3 percent, up 190 basis points from the prior quarter and 320 basis points higher than the third quarter of 2013. Adjusted gross margin excludes accelerated depreciation related to manufacturing line closures. Adjusted net income was $34.4 million or $0.28 per diluted share, compared to adjusted net income of $25.2 million or $0.20 per diluted share in the prior quarter and $21.4 million or $0.17 per diluted share in the third quarter of 2013. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“We executed well in the third quarter to deliver strong financial results,” said Mark Thompson, Fairchild’s chairman and CEO. “Sales were up seasonally and we reported solid improvements in our gross and operating margins. We posted record sales into the automotive market which were up 16% from the year ago quarter. We also maintained distribution channel inventory at a healthy level of less than 10 weeks. Fairchild generated strong cash flow in the third quarter and further improved our balance sheet.”

“Looking forward to the fourth quarter, our guidance reflects the impact of lower demand from two large customers as well as some latitude to adjust shipments to keep distribution channel inventory flat in dollars exiting this year,” said Thompson. “One large mobile and consumer-products customer is reducing demand again to exit the year with lower inventories. Another large consumer-products customer is significantly decreasing demand for a game platform now that they have the components they need for holiday builds. The impact of these two customers accounts for roughly half of the sequential sales decline we are guiding.”

Third Quarter Financials

“Adjusted gross margin increased 2 points sequentially due to better product mix and higher factory loadings in the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $95.4 million, down 3 percent sequentially, due primarily to seasonally higher vacations, lower travel expenses and ongoing cost controls. Free cash flow was a positive $41.6 million for the third quarter. We ended the third quarter with total cash and securities exceeding our debt by $137 million which was up $17 million from the prior quarter despite repurchasing $25 million in stock.”

Forward Guidance

“We expect sales to be in the range of $340 to $360 million for the fourth quarter,” said Frey. “We expect adjusted gross margin to be 33.0 to 34.0 percent due primarily to lower sales and the impact of reduced factory loadings in the prior quarter. We anticipate R&D and SG&A spending to be $95 to $97 million. The adjusted tax rate is forecast at 12 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce fourth quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2014	June 29, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Total revenue	$381.1	$371.6	$364.6	$1,096.8	$1,064.3
Cost of sales (1)	248.3	247.4	249.7	735.6	753.3

Gross margin	132.8	124.2	114.9	361.2	311.0

Gross margin %	34.8%	33.4%	31.5%	32.9%	29.2%

Operating expenses:
Research and development (2)	41.6	43.0	42.8	125.7	131.4
Selling, general and administrative (3)	53.8	55.0	52.0	164.3	155.8
Amortization of acquisition-related intangibles	2.1	2.2	3.9	8.5	11.6
Restructuring, impairments, and other costs	31.7	4.7	3.5	42.5	8.1
Charge for (release of) litigation	—	—	—	4.4	(12.6)

Total operating expenses	129.2	104.9	102.2	345.4	294.3

Operating income	3.6	19.3	12.7	15.8	16.7
Other expense, net	1.5	2.6	1.4	5.2	7.6

Income (loss) before income taxes	2.1	16.7	11.3	10.6	9.1

Provision (benefit) for income taxes	3.1	(1.1)	(0.8)	3.1	5.0

Net income (loss)	$(1.0)	$17.8	$12.1	$7.5	$4.1

Net income (loss) per common share:
Basic	$(0.01)	$0.14	$0.10	$0.06	$0.03

Diluted	$(0.01)	$0.14	$0.09	$0.06	$0.03

Weighted average common shares:
Basic	119.5	122.7	127.3	122.5	127.4

Diluted	119.5	123.9	128.4	124.4	128.8

(1) Equity compensation expense included in cost of sales	$1.5	$1.5	$1.2	$4.0	$3.6
(2) Equity compensation expense included in research and development	$2.2	$2.1	$1.9	$6.3	$5.6
(3) Equity compensation expense included in selling, general and administrative	$4.7	$5.2	$4.0	$14.7	$12.1

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2014	June 29, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net income (loss)	$(1.0)	$17.8	$12.1	$7.5	$4.1
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	31.7	4.7	3.5	42.5	8.1
Write off of equity investments	—	—	—	—	3.0
Accelerated depreciation on assets related to line closure (1)	1.8	—	2.1	1.8	7.5
Write down of asset held for sale	—	1.9	—	1.9	—
Gain on sale of equity investment	—	(1.4)	—	(1.4)	—
Charge for (release of) litigation	—	—	—	4.4	(12.6)
Amortization of acquisition-related intangibles	2.1	2.2	3.9	8.5	11.6
Associated net tax effects of the above and other acquisition-related intangibles	(0.2)	—	(0.2)	(0.7)	(0.6)

Adjusted net income	$34.4	$25.2	$21.4	$64.5	$21.1

Adjusted net income per common share:
Basic	$0.29	$0.21	$0.17	$0.53	$0.17

Diluted	$0.28	$0.20	$0.17	$0.52	$0.16

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2014	June 29, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Gross margin	$132.8	$124.2	$114.9	$361.2	$311.0
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	1.8	—	2.1	1.8	7.5

Adjusted gross margin	$134.6	$124.2	$117.0	$363.0	$318.5

Adjusted gross margin %	35.3%	33.4%	32.1%	33.1%	29.9%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 28, 2014	June 29, 2014	December 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$335.0	$317.4	$417.8
Short-term marketable securities	0.2	0.2	0.1
Receivables, net	142.3	148.6	127.4
Inventories	253.2	234.4	228.1
Other current assets	51.3	50.2	51.2

Total current assets	782.0	750.8	824.6

Property, plant and equipment, net	648.3	674.7	707.9
Intangible assets, net	40.0	42.9	31.7
Goodwill	211.3	213.7	169.3
Long-term securities	2.2	2.2	2.2
Other assets	63.5	63.1	60.3

Total assets	$1,747.3	$1,747.4	$1,796.0

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110.8	$125.6	$95.8
Accrued expenses and other current liabilities	107.4	84.7	88.0

Total current liabilities	218.2	210.3	183.8

Long-term debt, less current portion	200.1	200.1	200.1
Other liabilities	69.3	57.3	48.0

Total liabilities	487.6	467.7	431.9

Temporary equity - deferred stock units	3.7	3.0	3.6
Total stockholders’ equity	1,256.0	1,276.7	1,360.5

Total liabilities, temporary equity and stockholders’ equity	$1,747.3	$1,747.4	$1,796.0

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 28, 2014	September 28, 2014	September 29, 2013
Cash flows from operating activities:
Net income (loss)	$(1.0)	$7.5	$4.1
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	34.5	102.5	109.6
Non-cash stock-based compensation expense	8.4	25.0	21.3
Non-cash restructuring and impairments expense	0.9	1.5	—
Gain on sale of equity investment	—	(1.4)	—
Deferred income taxes, net	(1.2)	(5.9)	(3.0)
Charge for (release of) litigation	—	4.4	(12.6)
Other	3.7	6.1	4.6
Changes in operating assets and liabilities, net of acquisitions	8.7	7.7	(44.7)

Cash provided by operating activities	54.0	147.4	79.3

Cash flows from investing activities:
Capital expenditures	(12.4)	(41.3)	(59.2)
Proceeds from sale of equity investment	—	2.1	—
Maturity of marketable securities	—	—	0.1
Other	(0.4)	(1.8)	(1.8)
Acquisitions, net of cash acquired	3.4	(56.6)	—

Cash used in investing activities	(9.4)	(97.6)	(60.9)

Cash flows from financing activities:
Repayment of long-term debt	(200.0)	(200.0)	(50.0)
Issuance of long-term debt	200.0	200.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	0.7	1.4	0.9
Purchase of treasury stock	(25.1)	(124.6)	(18.2)
Shares withheld for employees taxes	(0.9)	(7.7)	(8.8)
Other	(1.7)	(1.7)	—

Cash used in financing activities	(27.0)	(132.6)	(76.1)

Net change in cash and cash equivalents	17.6	(82.8)	(57.7)
Cash and cash equivalents at beginning of period	317.4	417.8	405.9

Cash and cash equivalents at end of period	$335.0	$335.0	$348.2

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 28, 2014	September 28, 2014	September 29, 2013
Cash provided by operating activities	$54.0	$147.4	$79.3
Capital expenditures	(12.4)	(41.3)	(59.2)

Free cash flow	$41.6	$106.1	$20.1

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com